Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Mesa Laboratories, Inc.’s Registration Statements on Form S-3 (File No. 333-225451) and Form S-8 (File Nos. 333-206551, 333-186893, and 333-152210) of our report dated June 5, 2018, relating to the consolidated financial statements of Mesa Laboratories, Inc., which appears in this Annual Report on Form 10-K.

/s/ EKS&H LLLP

Denver, Colorado

June 3, 2019